UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 4, 2019

COMMSCOPE HOLDING COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36146	27-4332098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 CommScope Place, SE, Hickory, North Carolina	28602
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (828) 324-2200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Investment Agreement

As previously disclosed, on November 8, 2018, CommScope Holding Company, Inc. (“CommScope”) entered into an Investment Agreement (the “Investment Agreement”) with Carlyle Partners VII S1 Holdings, L.P. (“Carlyle”) relating to the issuance and sale to Carlyle of 1,000,000 shares of CommScope’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), for an aggregate purchase price of $1.0 billion, or $1,000 per share. The Investment Agreement was filed as Exhibit 10.1 to CommScope’s Current Report on Form 8-K filed on November 8, 2018.

On April 4, 2019 (the “Closing Date”), CommScope and Carlyle closed the transactions contemplated by the Investment Agreement, and CommScope issued and sold to Carlyle 1,000,000 shares of Series A Preferred Stock for the purchase price described above.

Certificate of Designations Designating the Series A Preferred Stock

On April 3, 2019, CommScope filed with the Secretary of State of the State of Delaware a Certificate of Designations designating the Series A Preferred Stock (the “Certificate of Designations”) and establishing the designations, powers, preferences, rights, qualifications, limitations and restrictions of the shares of the class or of such series. The Certificate of Designations became effective upon filing.

The Series A Preferred Stock ranks senior to the shares of CommScope’s common stock, par value $0.01 per share (the “Common Stock”), with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of CommScope. The Series A Preferred Stock has a liquidation preference of $1,000 per share. Holders of Series A Preferred Stock are entitled to a cumulative dividend at the rate of 5.5% per annum, payable quarterly in arrears. If CommScope does not declare and pay a dividend, the dividend rate will increase by 2.5% to 8.0% per annum (which rate will increase by an additional 0.50% every three months until such unpaid dividend is declared and paid, subject to a cap of 11.0% per annum) until all accrued but unpaid dividends have been paid in full. Dividends shall be payable in cash or in kind, through the issuance of additional shares of Series A Preferred Stock, or a combination of both, at the option of CommScope.

The Series A Preferred Stock is convertible at the option of the holders at any time into shares of Common Stock at an initial conversion price of $27.50 per share and an initial conversion rate of 36.3636 shares of Common Stock per share of Series A Preferred Stock, subject to certain anti-dilution adjustments. At any time after the third anniversary of the Closing Date, if the volume weighted average price of the Common Stock exceeds $49.50, as may be adjusted pursuant to the Certificate of Designations, for at least 30 trading days in any period of 45 consecutive trading days (including the final five trading days of any such 45-trading day period) all of the Series A Preferred Stock may be converted at the election of CommScope into the relevant number of shares of Common Stock. The issuance of shares of Common Stock upon the conversion of the Series A Preferred Stock, together with the 2,100,000 shares of Common Stock issuable by CommScope from capacity assumed under the existing share plans of ARRIS International plc, a public limited company organized under the laws of England and Wales (“ARRIS”), in connection with the Transaction (defined below) contemplated by the Bid Conduct Agreement (defined below) between CommScope and ARRIS, is capped at 19.9% of the Common Stock outstanding immediately prior to the closing of the Transaction (the “Conversion Restrictions”) unless and until CommScope obtains shareholder approval (to the extent required under Nasdaq listing rules) for the issuance of additional shares. If this cap is reached, CommScope may, at its option, either obtain stockholder approval before issuing any shares of Common Stock in excess of the cap or pay the converting holders, in lieu of delivery of shares of Common Stock in excess of the cap, the cash value of such shares.

Holders of Series A Preferred Stock are entitled to vote with the holders of the Common Stock on an as-converted basis. Holders of Series A Preferred Stock are entitled to a separate class vote with respect to, among other things, amendments to CommScope’s organizational documents that have an adverse effect on the Series A Preferred Stock, issuances by CommScope of securities that are senior to, or equal in priority with, the Series A Preferred Stock and issuances of shares of Series A Preferred Stock after the Closing Date, other than shares issued as dividends with respect to shares of Series A Preferred Stock issued on the Closing Date.

On any date during the three months following the eight year and six month anniversary of the Closing Date (the “Initial Redemption Date”) and the three months following every anniversary of the Initial Redemption Date, holders of Series A Preferred Stock have the right to require CommScope to repurchase all or any portion of the Series A Preferred Stock at 100% of the liquidation preference thereof plus all accrued but unpaid dividends (the “Redemption Price”).

Upon certain change of control events involving CommScope, CommScope has the right, subject to the holder’s right to convert prior to such redemption, to redeem all of the Series A Preferred Stock for the greater of (i) an amount in cash equal to the sum of the liquidation preference of the Series A Preferred Stock, all accrued but unpaid dividends and, if the applicable redemption date is prior to the fifth anniversary of the first dividend payment date, the present value, discounted at a rate of 10%, of any remaining scheduled dividends through the five year anniversary of the first dividend payment date, assuming CommScope chose to pay such dividends in cash and (ii) the consideration the holders would have received if they had converted their shares of Series A Preferred Stock into Common Stock immediately prior to the change of control event. To the extent that CommScope does not exercise the redemption right described in the foregoing sentence, following the effective date of any such change of control event, the holders of Series A Preferred Stock can require CommScope to repurchase the Series A Preferred Stock at the greater of (i) an amount in cash equal to 100% of the liquidation preference thereof plus all accrued but unpaid dividends and (ii) the consideration the holders would have received if they had converted their shares of Series A Preferred Stock into Common Stock immediately prior to the change of control event.

The foregoing description of the Certificate of Designations does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Certificate of Designations, which is attached hereto as Exhibit 3.1, and is incorporated herein by reference.

Registration Rights Agreement

On the Closing Date, CommScope and Carlyle entered into a Registration Rights Agreement (the “Registration Rights Agreement”), which is attached hereto as Exhibit 10.1. Pursuant to the Registration Rights Agreement, CommScope has agreed to provide to Carlyle certain customary registration rights with respect to the shares of Series A Preferred Stock and any Common Stock issued upon conversion of the Series A Preferred Stock.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Registration Rights Agreement, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Revolving Credit Agreement and Term Loan Credit Agreement

The information required by this item is included in Item 2.03 below and is incorporated herein by reference.

Supplemental Indentures

As previously disclosed, on February 19, 2019, CommScope Finance LLC, an indirect subsidiary of CommScope, issued $1,000 million in aggregate principal amount of 8.25% senior unsecured notes due 2027 (the “Unsecured Notes), $1,250 million in aggregate principal amount of 5.50% senior secured notes due 2024 (the “2024 Notes”) and $1,500 million in aggregate principal amount of 6.00% senior secured notes due 2026 (together with the 2024 Notes, the “Secured Notes”; and, collectively with the Unsecured Notes, the “Notes”). The Unsecured Notes were issued pursuant to an indenture, dated as of February 19, 2019, between CommScope Finance LLC and Wilmington Trust, National Association, as trustee (the “Unsecured Notes Indenture”), and the Secured Notes were issued pursuant to an indenture, dated as of February 19, 2019, between CommScope Finance LLC and Wilmington Trust, National Association, as trustee and collateral agent (the “Secured Notes Indenture”).

The proceeds from the issuance and sale of the Notes were placed into escrow until the completion of the previously announced acquisition of ARRIS. Upon consummation of the Transaction on the Closing Date (as discussed below), (i) CommScope Finance LLC was merged with and into CommScope, Inc. (the “Borrower”), its direct parent, with the Borrower continuing as the surviving entity, (ii) the Borrower and all of the Borrower’s direct and indirect wholly owned U.S. subsidiaries (subject to certain permitted exceptions based on immateriality thresholds of aggregate assets and revenues of excluded U.S. subsidiaries) (the “Subsidiary Guarantors”) entered into the first supplemental indenture to the Unsecured Notes Indenture (the “First Unsecured Notes Supplemental Indenture”), pursuant to which (a) the Borrower agreed to become a party to the Unsecured Notes Indenture and assume all of the rights and become subject to all of the obligations and agreements of CommScope Finance LLC under the Unsecured Notes Indenture and (b) the Subsidiary Guarantors agreed to become parties to the Unsecured Notes Indenture and fully and unconditionally guarantee all of the Borrower’s obligations under the Unsecured Notes Indenture, and (iii) the Borrower, CommScope and the Subsidiary Guarantors entered into the first supplemental indenture to the Secured Notes Indenture (the “First Secured Notes Supplemental Indenture”), pursuant to which (a) the Borrower agreed to become a party to the Secured Notes Indenture and assume all of the rights and become subject to all of the obligations and agreements of CommScope Finance LLC under the Secured Notes Indenture and (b) CommScope and the Subsidiary Guarantors agreed to become parties to the Secured Notes Indenture and fully and unconditionally guarantee all of the Borrower’s obligations under the Secured Notes Indenture.

The foregoing descriptions of the Unsecured Notes Indenture, the First Unsecured Notes Supplemental Indenture, the Secured Notes Indenture and the First Secured Notes Supplemental Indenture do not purport to be complete and are qualified in their entirety by reference to the full text of the Unsecured Notes Indenture, the First Unsecured Notes Supplemental Indenture, the Secured Notes Indenture and the First Secured Notes Supplemental Indenture, copies of which are attached as Exhibit 4.1, Exhibit 4.2, Exhibit 4.3 and Exhibit 4.4, respectively, to this Current Report on Form 8-K, and are incorporated by reference herein.

Item 1.02.	Termination of a Material Definitive Agreement.

On the Closing Date, in connection with the Transaction and entering into the Revolving Credit Facility and the Term Loan Facility (each as defined below), CommScope terminated all commitments and repaid all amounts outstanding under (i) that certain Revolving Credit and Guaranty Agreement, dated as of January 14, 2011, by and among Cedar I Holding Company, Inc. (now CommScope Holding Company, Inc.), the Borrower, as parent borrower, the U.S. co-borrowers and European co-borrowers named therein, the guarantors named therein, the lenders from time to time party thereto, J.P. Morgan Securities LLC, as lead arranger and bookrunner, JPMorgan Chase Bank, N.A., as U.S. administrative agent and J.P. Morgan Europe Limited, as European administrative agent, and the senior managing agents and documentation agents named therein, providing for a senior secured asset-based revolving credit facility in the amount of up to $340 million for the tranche A revolving credit facility and up to $210 million for the tranche B revolving credit facility, in each case, subject to borrowing base capacity (as amended, restated or otherwise modified from time to time, the “Existing Revolving Credit Facility”), and (ii) that certain Credit Agreement, dated as of January 14, 2011, among the Borrower (as successor by merger to Cedar I Merger Sub, Inc.), as borrower, Cedar I Holding Company, Inc. (now CommScope Holding Company, Inc.), the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and J.P. Morgan Securities LLC, as arranger and sole bookrunner, under which the Borrower had outstanding immediately prior to the Closing Date approximately $486 million of borrowings (as amended, restated or otherwise modified from time to time, the “Existing Term Loan Facility”). There were no material early termination penalties incurred by CommScope in connection with the termination of the Existing Revolving Credit Facility or the Existing Term Loan Facility.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On the Closing Date, the hearing (the “Hearing”) of the High Court of Justice in England and Wales (the “Court”) was held for the purposes of sanctioning the scheme of arrangement under Part 26 of the Companies Act 2006 (the “Scheme”) regarding the acquisition by CommScope of all of the ordinary shares, £0.01 nominal value per share (the “Ordinary Shares”), of ARRIS (the “Acquisition” or the “Transaction”) (other than shares owned by (i) CommScope or any other direct or indirect wholly owned subsidiary of CommScope or (ii) ARRIS or any direct or indirect wholly owned subsidiary of ARRIS) for $31.75 per Ordinary Share (the “Per Share Consideration”) under the terms of the previously announced bid conduct agreement, dated as of November 8, 2018, by and between CommScope and ARRIS (as amended by the First Amendment thereto, the “Bid Conduct Agreement”). The Hearing took place following the satisfaction or waiver of the other conditions to the Acquisition under the Bid Conduct Agreement (other than those that were by their terms only capable of satisfaction at closing). At the Hearing, the Court sanctioned the Scheme and issued a court order confirming the same (the “Court Order”). Shortly following the Hearing, the Court Order was registered with the Registrar of Companies in the UK such that the Scheme became effective in accordance with its terms, completing the Acquisition, and ARRIS became an indirect, wholly owned subsidiary of CommScope.

Except as summarized below and subject to certain exceptions, the Bid Conduct Agreement provided that at the effective time of the Scheme (the “Effective Time”), 50% of each unvested restricted stock unit or similar award of ARRIS (each, an “RSU”) with time-based vesting was to become vested and cancelled and converted into the right to receive an amount in cash equal to the Per Share Consideration multiplied by the number of Ordinary Shares so accelerated thereunder, and the remaining 50% of such RSU was to be converted into CommScope restricted stock units (or, in the case of cash awards of ARRIS, comparable cash awards of CommScope); provided, that, CommScope could elect to increase the portion of such RSUs that were accelerated and cashed-out at the closing, which it elected to do. Specifically, CommScope elected to increase the portion of such time-based vesting RSUs that became vested and cancelled and converted into the right to receive an amount in cash (as described above) as follows: (i) for all time-based vesting RSUs other than those granted to David Potts and Robert Stanzione, the amount of each such RSU that was so accelerated and cashed-out was increased from 50% to 55% and (ii) all time-based vesting RSUs granted to David Potts and Robert Stanzione were accelerated and cashed-out. In addition, CommScope elected to treat the vested phantom RSUs granted to employees of ARRIS in China similar to other vested RSUs and, accordingly, cash them out in connection with the closing. Pursuant to the terms of the Bid Conduct Agreement, the portion of such time-based vesting RSUs that were not accelerated and cashed-out (the “Assumed RSUs”) were converted into a number of CommScope restricted stock units (or, in the case of cash awards of ARRIS, comparable cash awards of CommScope) equal to the number of RSUs being so converted multiplied by an exchange ratio, the numerator of which is the Per Share Consideration of $31.75 and the denominator of which is the volume-weighted average price per share of CommScope’s Common Stock for the 20 trading days prior to the Effective Time of $22.0581 (the “Exchange Ratio”), but otherwise remained subject to the original terms and vesting schedule associated with such Assumed RSU.

In addition, all non-employee director RSUs and all remaining RSUs (including all RSUs with performance-based vesting conditions and all RSUs that vested prior to the Effective Time, but which had not at such time otherwise been settled) became fully vested and cancelled and were converted into the right to receive an amount in cash equal to the Per Share Consideration multiplied by the number of Ordinary Shares subject to such RSUs, with performance for the “performance-based” RSUs deemed to be satisfied at target levels for all such RSUs other than those granted in 2018, for which performance was deemed satisfied at a level which resulted in 150% of the Ordinary Shares under such RSUs vesting. In addition, with respect to each outstanding warrant to purchase Ordinary Shares, at the Effective Time, such warrants converted into the right to receive an amount in cash equal to the Per Share Consideration minus the exercise price per Ordinary Share under such warrant multiplied by the number of Ordinary Shares exercisable for such exercise price thereunder.

CommScope paid approximately $7.21 billion in cash consideration in connection with the Transaction (inclusive of approximately $2.05 billion to repay third party indebtedness of ARRIS outstanding at the closing), net of estimated cash acquired and excluding transaction-related costs. The aggregate number of shares of Common Stock of CommScope issuable upon the vesting of the Assumed RSUs (inclusive of the portion thereof constituting cash awards of ARRIS and to be settled in cash) is equal to approximately 3.72 million. CommScope assumed existing capacity under the ARRIS International plc 2016 Stock Incentive Plan to settle up to 2,100,000 of the shares of Common Stock of CommScope necessary to satisfy the Assumed RSUs, with the balance to be issued from existing capacity under CommScope’s Amended and Restated 2013 Long-Term Incentive Plan and reserved for issuance thereunder. CommScope intends to file a Form S-8 Registration Statement covering the shares of Common Stock of CommScope underlying the Assumed RSUs with respect to the portion to be satisfied from the assumption of the ARRIS International plc 2016 Stock Incentive Plan.

The cash consideration for the Transaction was funded with a combination of (i) cash on hand, (ii) cash acquired from ARRIS, (iii) proceeds from the Series A Preferred Stock and (iv) proceeds from the Notes and borrowings under the Term Loan Facility.

The ARRIS Ordinary Shares, which traded under the symbol “ARRS,” will no longer trade on, and are being delisted from, the Nasdaq Stock Market.

The foregoing description does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Bid Conduct Agreement, which was filed as Exhibit 2.1 to CommScope’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 8, 2018, and the full text of the First Amendment thereto, which was filed as Exhibit 2.1 to CommScope’s Current Report on Form 8-K filed with the SEC on January 3, 2019, both of which are incorporated herein by reference.

The representations, warranties and covenants of CommScope contained in the Bid Conduct Agreement were made solely for the benefit of ARRIS, and the representatives, warranties and covenants of ARRIS were made solely for the benefit of CommScope. In addition, such representations, warranties and covenants (a) were made only for purposes of the Bid Conduct Agreement, (b) are subject to materiality qualifications contained in the Bid Conduct Agreement which may differ from what may be viewed as material by investors, (c) were made only as of the date of the Bid Conduct Agreement or such other date as is specified in the Bid Conduct Agreement, (d) were included in the Bid Conduct Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact and (e) with respect to ARRIS, were qualified by (i) matters specifically disclosed in any reports filed by ARRIS with the SEC prior to the date of the Bid Conduct Agreement and (ii) confidential disclosures made to CommScope in the disclosure letter delivered in connection with the Bid Conduct Agreement. The Bid Conduct Agreement was filed to provide investors with information regarding its terms and is not intended to provide any factual information about CommScope, ARRIS or any of their respective subsidiaries or affiliates. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of CommScope, ARRIS or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change, or may have changed, after the date of the Bid Conduct Agreement, which subsequent information may or may not be fully reflected in CommScope’s or ARRIS’s public disclosures. The Bid Conduct Agreement should not be read alone, but should instead be read in conjunction with the other information regarding CommScope and ARRIS that is or will be contained in, or incorporated by reference into, the other documents that each party files with the SEC.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Revolving Credit Agreement

On the Closing Date, CommScope, the Borrower and certain of the Borrower’s wholly owned U.S. subsidiaries entered into a revolving credit agreement with JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other agents and lenders party thereto (the “Revolving Credit Agreement”) providing for a senior secured asset-based revolving credit facility (the “Revolving Credit Facility”) available to the Borrower and its U.S. subsidiaries designated as co-borrowers therein (the Borrower and such subsidiaries, collectively, the “Revolver Borrowers”). The Revolving Credit Facility provides for revolving loans and letters of credit in an aggregate principal amount of up to $1,000 million, subject to borrowing base capacity. Letters of credit are limited to the lesser of (x) $250 million and (y) the aggregate unused amount of commitments under the Revolving Credit Facility then in effect. Subject to certain conditions, the Revolving Credit Facility may be expanded by up to $400 million in additional commitments. Loans under the Revolving Credit Facility may be denominated, at the option of the Revolver Borrowers, in U.S. dollars, euros, pounds sterling or Swiss francs.

The Revolving Credit Facility will mature in April 2024. On the Closing Date, the Borrower will use borrowings under the Revolving Credit Facility to replace letters of credit and drawings under the Existing Revolving Credit Facility and under ARRIS’s existing credit facility, and in the future it is expected that the Revolver Borrowers will use borrowings under the Revolving Credit Facility to fund working capital and for other general corporate purposes, including permitted acquisitions and other investments.

Borrowings under the Revolving Credit Facility are limited by borrowing base calculations based on the sum of specified percentages of eligible accounts receivable and eligible inventory, minus the amount of any applicable reserves. Borrowings will bear interest at a floating rate, which can be either an adjusted Eurodollar rate plus an applicable margin of 1.25% to 1.50% or, at the option of the Revolver Borrowers, a base rate plus an applicable margin of 0.25% to 0.50%.

The Revolver Borrowers may borrow only up to the lesser of the level of the then-current borrowing base and the committed maximum borrowing capacity of $1,000 million. The ability to draw under the Revolving Credit Facility or issue letters of credit thereunder will be conditioned upon, among other things, delivery of prior written notice of a borrowing or issuance, as applicable, the ability of the Revolver Borrowers to reaffirm the representations and warranties contained in the Revolving Credit Agreement and the absence of any default or event of default thereunder.

The obligations of the Revolver Borrowers under the Revolving Credit Facility are guaranteed by CommScope, the Borrower and the Subsidiary Guarantors. The Revolving Credit Facility is secured by a lien on substantially all of CommScope’s, the Borrower’s and each of the Subsidiary Guarantor’s current and fixed assets (subject to certain exceptions). The Revolving Credit Facility has a first-priority lien on all current assets and a second-priority lien on all fixed assets (second in priority to the liens securing the Secured Notes and the Term Loan Facility), in each case, subject to other permitted liens.

The following fees are applicable under the Revolving Credit Facility: (i) an unused line fee of (x) 0.25% per annum of the unused portion of the Revolving Credit Facility when the average unused portion of the facility is less than 50% of the aggregate commitments under the Revolving Credit Facility or (y) 0.375% per annum of the unused portion of the Revolving Credit Facility when the average unused portion of the facility is equal to or greater than 50% of the aggregate commitments under the Revolving Credit Facility; (ii) a letter of credit participation fee on the aggregate stated amount of each letter of credit equal to the applicable margin for adjusted Eurodollar rate loans, as applicable; (iii) a letter of credit fronting fee of 0.125% per annum, multiplied by the average aggregate daily maximum amount available to be drawn under all applicable letters of credit issued by such letter of credit issuer; and (iv) certain other customary fees and expenses of the lenders and agents thereunder.

The Revolving Borrowers will be required to make prepayments under the Revolving Credit Facility at any time when, and to the extent that, the aggregate amount of the outstanding loans and letters of credit under the Revolving Credit Facility exceeds the lesser of the aggregate amount of commitments in respect of the Revolving Credit Facility and the borrowing base.

The Revolving Credit Facility contains customary covenants, including, but not limited to, restrictions on the ability of CommScope and its subsidiaries to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, pay dividends, sell or otherwise transfer assets, optionally prepay or modify terms of any junior indebtedness, enter into transactions with affiliates or change line of business. The Revolving Credit Facility requires the maintenance of a Covenant Fixed Charge Coverage Ratio (as defined in the Revolving Credit Agreement) of 1.00 to 1.00 at the end of each fiscal quarter when excess availability is less than the greater of $80 million and 10% of the borrowing base. Such Covenant Fixed Charge Coverage Ratio will be tested at the end of each quarter until such time as excess availability exceeds the level set forth above.

The Revolving Credit Facility provides that, upon the occurrence of certain events of default, the obligations thereunder may be accelerated and the lending commitments terminated. Such events of default include payment defaults to the lenders thereunder, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, voluntary and involuntary bankruptcy proceedings, material money judgments, material pension-plan events, certain change of control events and other customary events of default.

The foregoing description of the Revolving Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Revolving Credit Agreement, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K, and is incorporated by reference herein.

Term Loan Credit Agreement

On the Closing Date, CommScope and the Borrower entered into a term loan credit agreement with JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other agents and lenders party thereto (the “Term Loan Credit Agreement”) providing for a senior secured first-lien term loan facility in an initial aggregate principal amount of $3,200 million (the “Term Loan Facility”), which was fully drawn to repay in full the Existing Term Loan Facility and to fund, in part, the Transaction. The Term Loan Facility will mature in April 2026.

Subject to certain conditions, the Term Loan Facility, without the consent of the then-existing lenders (but subject to the receipt of commitments), may be increased (or a new incremental term loan facility added) in an aggregate principal amount for all such increases and incremental facilities of up to the sum of (x) the greater of $950 million and 50% of Consolidated EBITDA (as defined in the Term Loan Credit Agreement) plus (y) an unlimited amount, so long as on a pro forma basis, (A) with respect to indebtedness secured on a pari passu basis with the Term Loan Facility, the Consolidated First Lien Net Leverage Ratio (as defined in the Term Loan Credit Agreement) would not (i) exceed 3.00 to 1.00 or (ii) if incurred in connection with an acquisition or similar investment permitted under the Term Loan Credit Agreement, increase, (B) with respect to indebtedness secured on a junior basis to the Term Loan Facility, the Consolidated Senior Secured Net Leverage Ratio (as defined in the Term Loan Credit Agreement)

would not (i) exceed 3.50 to 1.00 or (ii) if incurred in connection with an acquisition or similar investment permitted under the Term Loan Credit Agreement, increase, and (C) with respect to unsecured indebtedness, (1) the Consolidated Total Net Leverage Ratio (as defined in the Term Loan Credit Agreement) would not (i) exceed 6.50 to 1.00 or (ii) if incurred in connection with an acquisition or similar investment permitted under the Term Loan Credit Agreement, increase, or (2) the Fixed Charge Coverage Ratio (as defined in the Term Loan Credit Agreement) would not (i) be less than 2.00 to 1.00 or (ii) if incurred in connection with an acquisition or similar investment permitted under the Term Loan Credit Agreement, decrease, plus (z) an amount equal to all voluntary prepayments and repurchases of pari passu term loans borrowed under the Term Loan Credit Agreement.

Borrowings under the Term Loan Facility amortize in equal quarterly instalments in an amount equal to 1.00% per annum of the principal amount, with the remaining balance due at final maturity. The interest rate margin applicable to borrowings under the Term Loan Facility will be, at the option of the Borrower, either (1) the base rate (which is the highest of (w) the greater of the then-current federal funds rate set by the Federal Reserve Bank of New York and the overnight federal funds rate, in each case, plus 0.5%, (x) the prime rate on such day, (y) the one-month Eurodollar rate published on such date plus 1.00% and (z) 1.00% per annum) plus an applicable margin of 2.25% or (2) one-, two-, three- or six-month LIBOR or, if available from all lenders, 12-month LIBOR or any shorter period (selected at the option of the Borrower) plus an applicable margin of 3.25%. The Term Loan Facility is subject to a LIBOR floor of 0.00%.

The Borrower may voluntarily prepay loans or reduce commitments under the Term Loan Facility, in whole or in part, subject to minimum amounts, with prior notice but without premium or penalty (other than a 1.00% premium on any prepayment in connection with a repricing transaction prior to the date that is six months after the Closing Date).

The Borrower must prepay the Term Loan Facility with the net cash proceeds of certain asset sales, the incurrence or issuance of specified refinancing indebtedness and 50% of excess cash flow (such percentage subject to reduction based on the achievement of specified Consolidated First Lien Net Leverage Ratios), in each case, subject to certain reinvestment rights and other exceptions.

The Borrower’s obligations under the Term Loan Facility are guaranteed by CommScope and the Subsidiary Guarantors. The Term Loan Facility is secured by a lien on substantially all of CommScope’s, the Borrower’s and each of the Subsidiary Guarantor’s current and fixed assets (subject to certain exceptions), and the Term Loan Facility will have a first-priority lien on all fixed assets and a second-priority lien on all current assets (second in priority to the liens securing the Revolving Credit Facility), in each case, subject to other permitted liens.

The Term Loan Facility contains customary negative covenants consistent with those applicable to the Secured Notes, including, but not limited to, restrictions on the ability of CommScope and its subsidiaries to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, pay dividends or make other restricted payments, sell or otherwise transfer assets or enter into transactions with affiliates.

The Term Loan Facility provides that, upon the occurrence of certain events of default, the obligations thereunder may be accelerated. Such events of default will include payment defaults to the lenders thereunder, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, voluntary and involuntary bankruptcy proceedings, material money judgments, material pension-plan events, change of control and other customary events of default.

The foregoing description of the Term Loan Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Term Loan Credit Agreement, a copy of which is attached as Exhibit 10.3 to this Current Report on Form 8-K, and is incorporated by reference herein.

Item 3.02.	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 with respect to the Investment Agreement and the Certificate of Designations is incorporated herein by reference.

As described in Item 1.01, on the Closing Date, CommScope issued and sold 1,000,000 shares of Series A Preferred Stock to Carlyle for an aggregate purchase price of $1.0 billion, or $1,000 per share, pursuant to the Investment Agreement. This issuance and sale is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act. Carlyle represented to CommScope that it is an “accredited investor” as defined in Rule 501 of the Securities Act and that the Series A Preferred Stock is being acquired for investment purposes and not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends will be affixed to any certificates evidencing the shares of Series A Preferred Stock and/or shares of Common Stock issued upon conversion of Series A Preferred Stock.

Item 3.03.	Material Modification to Rights of Security Holders.

The information contained in Item 1.01 with respect to the Investment Agreement, the Certificate of Designations and the Registration Rights Agreement is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

New Directors

Pursuant to the Investment Agreement, CommScope increased the size of its board of directors by two new director seats and elected Campbell R. Dyer and Daniel F. Akerson to the board of directors (collectively, the “Designees”), effective as of the Closing Date, each for a term expiring at CommScope’s 2020 annual meeting of stockholders. At the 2020 annual meeting of CommScope’s stockholders, CommScope will nominate the Designees for election as directors with a term expiring at the subsequent annual meeting of CommScope’s stockholders.

CommScope’s board of directors considered the independence of the Designees under the listing standards of NASDAQ and CommScope’s corporate governance guidelines and concluded that each of the Designees is an independent director under the applicable listing standards of NASDAQ and CommScope’s corporate governance guidelines.

CommScope’s board of directors appointed Mr. Dyer to the Compensation Committee and appointed Mr. Akerson to the Nominating and Corporate Governance Committee.

Mr. Akerson will participate in CommScope’s Non-Employee Director Compensation Plan, including a pro-rated annual cash and equity retainer based on the date he joins the Board, as described in CommScope’s definitive proxy statement filed with the SEC on March 20, 2018 (the “2018 Proxy”). Mr. Dyer will not receive any compensation from CommScope in connection with his service on the board of directors. Mr. Akerson and Mr. Dyer each will also enter into CommScope’s standard indemnification agreement, as described in the 2018 Proxy and filed as Exhibit 10.22 of Amendment No. 2 to CommScope’s Registration Statement on Form S-1 (File No. 333-190354), filed with the SEC on September 12, 2013. The foregoing descriptions are incorporated herein by reference.

There are no transactions between either of the Designees, on the one hand, and CommScope, on the other hand, that would be reportable under Item 404(a) of Regulation S-K.

Changed Position for Named Executive Officer

In connection with the Transaction, on the Closing Date, Peter Karlsson changed roles and moved from Senior Vice President, Global Sales of CommScope to Senior Vice President, Transformation at CommScope, Inc. of North Carolina and CommScope Technologies LLC, wholly-owned subsidiaries of CommScope.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws.

The information contained in Item 1.01 with respect to the Certificate of Designations is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On the Closing Date, CommScope issued a press release announcing the completion of the Transaction. A copy of the press release is attached hereto as Exhibit 99.1 (the “Press Release”), which is incorporated herein by reference.

The information contained in this Item 7.01, including the related information set forth in the Press Release, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information in this Item 7.01, including the Press Release, shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act, or into any filings under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements.

The financial statements required by this Item 9.01 with respect to the Transaction described in Item 2.01 of this Current Report on Form 8-K are not being filed herewith but will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K was required to be filed pursuant to Item 2.01.

(b) Pro Forma Financial Information

The pro forma financial information required by this Item 9.01 with respect to the Transaction described in Item 2.01 of this Current Report on Form 8-K is not being furnished herewith but will be furnished by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K was required to be filed pursuant to Item 2.01.

(d) Exhibits.

Exhibit Number:	Description

2.1	Bid Conduct Agreement, dated November 8, 2018, by and between CommScope Holding Company, Inc. and ARRIS (incorporated by reference to Exhibit 2.1 of CommScope’s Form 8-K, filed on November 8, 2018).*

2.2	First Amendment to Bid Conduct Agreement, dated January 2, 2019, by and between CommScope Holding Company, Inc. and ARRIS (incorporated by reference to Exhibit 2.1 of CommScope’s Form 8-K, filed on January 3, 2019).

3.1	Certificate of Designations Designating Series A Preferred Stock.

4.1	Indenture, dated as of February 19, 2019, by and between CommScope Finance LLC and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.1 to CommScope’s Current Report on Form 8-K, filed on February 19, 2019).

4.2	First Supplemental Indenture, dated as of April 4, 2019, by and among CommScope, Inc., the guarantors party thereto and Wilmington Trust, National Association, as trustee.

4.3	Indenture, dated as of February 19, 2019, by and among CommScope Finance LLC and Wilmington Trust, National Association, as trustee, and Wilmington Trust, National Association, as collateral agent (incorporated by reference to Exhibit 4.3 to CommScope’s Current Report on Form 8-K, filed on February 19, 2019).

4.4	First Supplemental Indenture, dated as of April 4, 2019, by and among CommScope, Inc., CommScope Holding Company, Inc., the other guarantors party thereto, Wilmington Trust, National Association, as trustee, and Wilmington Trust, National Association, as collateral agent.

10.1	Registration Rights Agreement, dated as of April 4, 2019, by and between CommScope Holding Company, Inc. and Carlyle Partners VII S1 Holdings, L.P.

10.2	Revolving Credit Agreement, dated as of April 4, 2019, among CommScope Holding Company, Inc., CommScope, Inc., the co-borrowers named therein, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other agents and lenders party thereto.

10.3	Term Loan Credit Agreement, dated as of April 4, 2019, among CommScope, Inc., as the borrower, CommScope Holding Company, Inc., as holdings, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other agents and lenders party thereto.

99.1	Press release dated April 4, 2019.

*	This filing excludes schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K, which the registrant agrees to furnish supplementally to the SEC upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CommScope Holding Company, Inc.
Date: April 4, 2019
	By:	/s/ Alexander W. Pease
	Name:	Alexander W. Pease
	Title:	Executive Vice President and Chief Financial Officer